Davis New York Venture Fund, Inc.
File Number 811-01701
For the period ending 01/31/2005

Due to the restrictions in the format of form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for the following items:


Series 1

72DD.	1.  Total income dividends for which record pass during the period
	    (000's omitted)
	    Class A	      $ 111719

	2.  Dividends for a second class of open-end company shares
	    (000's omitted)
	    Class B	      $    190
	    Class C	      $   1043
	    Class R	      $    138
	    Class Y	      $  17851

73A.	1.  Dividends from net investment income (per share)
	    Class A	      $  0.23

	2.  Dividends for a second class of open-end company shares (per share)
	    Class B	      $    -
    	    Class C	      $  0.01
	    Class R	      $  0.16
	    Class Y	      $  0.33

74U.    1.  Number of shares outstanding (000's omitted)
	    Class A            500363

	2. Number of shares outstanding of a second class of shares of open-end company (000's ommited)
	    Class B 	       186068
	    Class C            151621
	    Class R	         1542
	    Class Y		62051


74V.    1.  Net asset value per share (to nearest cent)
	    Class A           $ 30.58

	2. Net asset value per share of a second class of open-end company shares (to nearest cent)
	    Class B           $ 29.32
	    Class C           $ 29.51
	    Class R	      $ 30.62
	    Class Y           $ 30.91


Series 3

74U.    1.  Number of shares outstanding (000's omitted)
	    Class A	         2658

	2. Number of shares outstanding of a second class of shares of open-end company (000's omitted).
	    Class B                 - (1)
	    Class C                 - (1)

	    (1) less than 500 shares outstanding

74V.    1.  Net asset value per share (to nearest cent)
	    Class A           $ 12.93

	2. Net asset value per share of a second class of open-end company shares (to nearest cent)
	    Class B           $ 12.59
	    Class C           $ 12.59